Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Advisor Series I of our reports dated January 14, 2025, relating to the financial statements and financial highlights, which appear in Fidelity Advisor Dividend Growth Fund, Fidelity Advisor Series Equity Growth Fund, Fidelity Advisor Series Small Cap Fund, Fidelity Advisor Small Cap Fund, and Fidelity Real Estate High Income Fund’s Annual Reports on Form N-CSR for the year ended November 30, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 21, 2025